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                    CENTRAL LOUISIANA ELECTRIC COMPANY, INC.
                    COMPUTATION OF EARNINGS TO FIXED CHARGES
                     AND EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                For the twelve months ended September 30, 1994
                                  (Unaudited)

                                                                (In thousands,
                                                                except ratios)
                                                                --------------
Earnings                                                          $  47,050
Income taxes                                                         23,960
                                                                   --------
      Earnings from continuing operations before income taxes        71,010
                                                                   --------

Fixed charges
  Interest, long-term debt                                           23,211
  Interest, other (including interest on short-term debt)             2,298
  Amortization of debt expense, premium, net                          1,216
  Portion of rentals representative of an interest factor               468
                                                                   --------
     Total fixed charges                                             27,193
                                                                   --------

      Earnings from continuing operations before
        income taxes and fixed charges                            $  98,203
                                                                   --------

         Ratio of earnings to fixed charges                            3.61x
                                                                   --------


Fixed charges from above                                          $  27,193
Preferred stock dividends*                                            3,002
                                                                   --------
    Total fixed charges and preferred stock dividends             $  30,195
                                                                   --------

    Ratio of earnings to combined fixed charges and
      preferred stock dividends                                        3.25x
                                                                   --------



* Preferred stock dividends multiplied by the ratio of pretax income to net income.

                                       38
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